Exhibit 3.5
FORM OF CERTIFICATE OF DESIGNATION
OF
SERIES B SPECIAL SHARES
OF
CENTERLINE HOLDING COMPANY
CENTERLINE HOLDING COMPANY (the “Company”), a Delaware statutory trust created and existing under the Delaware Statutory Trust Act, and acting pursuant to the authority expressly vested in the board of trustees of the Company (the “Board”) by that certain Second Amended and Restated Trust Agreement, dated as of November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto, dated as of April 2, 2007 (the “Trust Agreement”), DOES HEREBY CERTIFY:
A.
The Board duly approved and adopted resolution on March 5, 2010 (i) creating a series of shares of beneficial interest in the Company designated as “Series B Special Shares” with (1) the designations, powers, preferences, (2) the relative, participating, optional or other special rights and (3) the qualifications, limitations or restrictions, as set forth in this certificate of designation (this “Certificate of Designation”) (in addition to those set forth in the Trust Agreement) and (ii) directing that this Certificate of Designation be attached as an appendix to the Trust Agreement.

NOW, THEREFORE, the terms of the Series B Special Shares of the Company are as set forth below:
SERIES B SPECIAL SHARES
1.
DESIGNATION AND AMOUNT. The shares of such series shall be designated as “Series B Special Shares” (the “Series B Shares”) and the number of shares constituting the Series B Shares shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board; provided that no decrease shall reduce the number of shares of Series B Shares to a number than less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding shares of beneficial interest issued by the Company convertible into Series B Shares.

2.	DISTRIBUTIONS.
a.
Subject to the prior and superior rights of holders of any shares of any class or series of shares of the Company ranking prior and superior to the Series B Shares with respect to distributions, the holders of Series B Shares, in preference to the holders of Common Shares of beneficial interests in the Company (the “Common Shares”), the Convertible Community Reinvestment Act Preferred Shares of beneficial interests in the Company (the “CRA Shares”), the Series A Convertible Community Reinvestment Act Preferred

Shares of beneficial interests in the Company (the “Series A CRA Shares”), the Special Preferred Voting Shares of beneficial interests in the Company (the “Special Preferred Shares”) and the Special Series A Shares of beneficial interests in the Company (the “Special Shares” and, together with the Common Shares, the CRA Shares, the Series A CRA Shares and the Special Preferred Shares, the “Existing Shares”), and of any other shares of beneficial interest of the Company ranking junior to the Series B Shares, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly distributions payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Distribution Payment Date”), commencing on the first Quarterly Distribution Payment Date after the first issuance of Series B Share or a fraction of a Series B Share, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000,000 times the aggregate per share amount of all cash distributions, and 1,000,000 times the aggregate per share amount (payable in kind) of all non-cash distributions, other than a distribution payable in shares of Existing Shares or a subdivision of the outstanding shares of Existing Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Distribution Payment Date or, with respect to the first Quarterly Distribution Payment Date, since the first issuance of any Series B Share or fraction of a Series B Share. In the event the Company shall at any time declare or pay any distribution on the Existing Shares payable in Existing Shares (by reclassification or otherwise than by payment of a distribution on the shares of Existing Shares) into a greater or lesser number of Existing Shares, then in each such case the amount to which holder of Series B Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be appropriately adjusted.

b.
The Company shall declare a distribution on the Series B Shares as provided in paragraph (a) of this Section 2 immediately after it declares a distribution on the Existing Shares (other than a distribution payable in Existing Shares); provided that, in the event no distribution shall have been declared on Existing Shares during the period between any Quarterly Distribution Payment Date and the next subsequent Quarterly Distribution Payment Date, a distribution of $1.00 per share on the Series B Shares shall nevertheless be payable on such subsequent Quarterly Distribution Payment Date.

c.
Distributions shall begin to accrue and be cumulative on outstanding Series B Shares from the Quarterly Distribution Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Distribution Payment Date or is a date after the record date for the determination of holders of Series B Shares entitled to receive a quarterly distribution and before such Quarterly Distribution Payment Date, in either of which events such distributions shall begin to accrue and be cumulative from such Quarterly Payment Date. Accrued but unpaid distributions shall not bear interest. Distributions paid on the Series B Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Series B Shares entitled to receive a payment of a distribution declared thereon, which record date shall not be more than sixty (60) days prior to the date fixed for the payment thereof.
3.	Voting Rights. The holder of Series B Shares shall have the following voting rights:
a.
Subject to the provision for adjustment hereinafter set forth, each Series B Share shall entitle the holder to 1,000,000 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time declare or pay any distribution on the Existing Shares payable in Existing Shares, or effect a subdivision, combination or consolidation of the outstanding Existing Shares (by reclassification or otherwise than by payment of a distribution in Existing Shares) into a greater or lesser number of Existing Shares, then in each such case the number of votes per share to which holders of Series B Shares were entitled immediately prior to such event shall be appropriately adjusted.

b.
Except as otherwise provided herein, in any other Certificate of Designations creating a series of shares of the Company, or by law, the holders of Series B Shares and the holders of Existing Shares and any other shares of beneficial interest in the Company having general voting rights shall vote together as one single class on all matters submitted to a vote of shareholders of the Company.

c.
Except as set forth herein, or as otherwise provided by law, holders of Series B Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Existing Shares as set forth herein) for taking any trust action.

d.
If, at the time of any annual meeting of shareholders for the election of members of the Board, the equivalent of six quarterly distributions (whether or not consecutive) payable on any Series B Share or Series B Shares are in default, the number of members of the Board constituting the Board shall be increased by two. In addition to voting together with the holders of Existing Shares for the election of the other members of the Board, the holders of record of a majority of the Series B Shares, voting separately as a class to the exclusion of the holders of Existing Shares, shall be entitled at such meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all distributions in arrears on the Series B Shares have been paid or declared and set apart for payment prior thereto, to nominate and vote for the election of two members of the Board, the holders of any Series B Shares being entitled to cast a number of votes per Series B Share as is specified in paragraph (a) of this Section 3. Each such additional member of the Board shall serve until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(d). Until the default in payment of all distributions which permitted the election of said members of the Board shall cease to exist, any member of the Board who shall have been so elected pursuant to the provisions of this Section 3(d) may be removed at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the Series B Shares, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of Series B Shares shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of distributions. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected members of the Board pursuant to said special voting rights shall forthwith terminate, and the number of members of the Board constituting the Board shall be reduced by two. The voting rights granted by this Section 3(d) shall be in addition to any other voting rights granted to the holders of Series B Shares in this Section 3.

4.	Certain Restrictions.
a.
Whenever quarterly distributions or other distributions payable on the Series B Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid distributions, whether or not declared, on Series B Shares outstanding shall have been paid in full, the Company shall not:

i.	declare or pay distributions, or make any other distributions, on any shares ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series B Shares;

ii.
declare or pay distributions, or make any other distributions, on any shares ranking on a parity (either as to distributions or upon liquidation, dissolution or winding up) with the Series B Shares, except distributions paid ratably on the Series B Shares and all such parity shares on which distributions are payable or in arrears in proportion to the total amounts to which the holders of all such share are then entitled;

iii.
redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series B Shares, provided that the Company may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for any shares of the Company ranking junior (both as to distributions and upon dissolution, liquidation or winding up) to the Series B Shares; or

iv.
redeem or purchase or otherwise acquire for consideration any Series B Shares, or any shares ranking on a parity with the Series B Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon terms as the Board, after consideration of the respective annual distribution rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

b.
The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any share of beneficial interest in the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.
Reacquired Shares. Any Series B Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized and may be reissued subject to the conditions and restrictions on issuance set forth herein, in the Trust Agreement or in any other Certificate of Designations creating a series of shares of the Company or as otherwise required by law.

6.	Liquidation, Dissolution or Winding Up.
a.	Upon any liquidation, dissolution or winding up of the Company, voluntary or otherwise no distribution shall be made:
i.
to the holders of shares ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series B Shares unless, prior thereto, the holders of Series B Shares shall have received an amount per share (the “Series A Liquidation Preference”) equal to $10.00 per share, plus an amount equal to accrued and unpaid distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series B Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000,000 times the aggregate amount to be distributed per share to holders of Common Shares, or

ii.
to the holders of shares ranking on parity (either as to distributions or upon liquidation, dissolution or winding up) with the Series B Shares, except distributions made ratably on the Series B Shares and all such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

b.
In the event the Company shall at any time declare or pay any distribution on the Existing Shares payable in Existing Shares, or effect a subdivision, combination or consolidation of the outstanding Existing Shares (by reclassification or otherwise than by payment of a distribution in Existing Shares) into a greater or lesser number of Existing Shares, then in each such case the aggregate amount to which holders of Series B Shares were entitled immediately prior to such event under the proviso in clause (i) above shall be appropriately adjusted.

c.
In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of shares of beneficial interest in the Company, if any, that rank of a parity with the Series B Shares in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series B Shares and the holders of such parity shares in proportion to their respective liquidation preferences.

d.
Neither the merger or consolidation of the Company into or with another entity nor the merger or consolidation of another entity into or with the Company shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.

7.
Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Existing Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each

Series B Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth equal to 1,000,000 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Company shall at any time declare or pay any distribution on the Existing Shares payable in Existing Shares, or effect a subdivision, combination or consolidation of the outstanding Existing Shares (by reclassification or otherwise than by payment of a distribution in Existing Shares) into a greater or lesser number of Existing Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series B Shares shall be appropriately adjusted.

8.	No Redemption. The Series B Shares shall not be redeemable by the Company.

9.
Rank. The Series B Shares shall rank, with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Company’s shares (other than the Existing Shares), except to the extent that any such series specifically provided that it shall rank on a parity with or junior to the Series B Shares.

10.
Amendment. At any time share of Series B Shares are outstanding, this Certificate of Designation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Shares so as to affect them adversely without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Shares, voting separately as a single class.

11.
Fractional Shares. Series B Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive distributions, participate in distributions and to have the benefit of all other rights of holders of Series B Shares.

12.
Governing Law. This Certificate of Designation shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

13.
Severability of Provisions. Each provision of this Certificate of Designation shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Certificate of Designation which are valid, enforceable and legal.

14.	Certificates.
a.
Each Series B Share shall be represented by a certificate (a “Series B Share Certificate”) and each such Series B Share Certificate shall include a statement that requires the Company to furnish to any holder of Series B Shares upon written request and without charge, a full statement of (i) any restrictions, limitations, preferences or redemption provisions concerning the Series B Shares and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations to distributions, and other qualifications and terms and conditions of redemption of such Series B Shares and the authority of the Board to set the relative rights and preferences of subsequent series of Series B Shares.
b.
Notwithstanding any provision of the Trust Agreement or the Fifth Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”) to the contrary, a Series B Share Certificate shall be validly issued upon the manual signature of (a) the Chief Execute Officer of the Company (the “CEO”) or (b) any one or more of the Managing Trustees. Such a Series B Share Certificate need not be countersigned and registered by the Company’s transfer agent and/or registrar. The CEO or the Managing Trustees, acting individually or collectively, shall execute and deliver each Series B Share Certificate substantially in the form attached hereto as Exhibit A, together with such modifications thereto as such CEO, Managing Trustee or Managing Trustees shall approve (notwithstanding any other provisions of the Trust Agreement or Company Bylaws but subject to the requirements sets forth in this Certificate of Designation), such approval to be conclusively, but not exclusively, evidenced by the execution and delivery thereof by such CEO, Managing Trustee or Managing Trustees. To the extent that this Section 14(b) is inconsistent with the Company Bylaws, in accordance with Article XIV of the Company Bylaws, the Company Bylaws (including Article VII thereof) shall be deemed amended for the limited purposes set forth in this Section 14(b).

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by the undersigned this 5th day of March, 2010.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President and Chief Executive Officer